                                                                 EXHIBIT 99.1


GB FOODS CORPORATION


Press Release

Contacts: Andrew F. Puzder                                FOR IMMEDIATE RELEASE
          CEO for GB Foods Corporation
          (805) 898-7134
          Dermot F. Rowland
          CEO of Timber Lodge Steakhouse, Inc.            NASDAQ Symbol: GBFC
          (612) 929-9353

             GB FOODS CORPORATION AND TIMBER LODGE STEAKHOUSE, INC.
             ------------------------------------------------------
          ANNOUNCE THE EXECUTION OF A LETTER OF INTENT WHEREBY GB FOODS
          -------------------------------------------------------------
                WILL ACQUIRE ALL OF THE OUTSTANDING CAPITAL STOCK
                -------------------------------------------------
                        OF TIMBER LODGE STEAKHOUSE, INC.
                        --------------------------------


         Irvine, Calif., December 12, 1997 - GB Foods Corporation ("GBFC"), operator of the Green Burrito Mexican quick-service restaurants (NASDAQ:GBFC), and Timber Lodge Steakhouse, Inc. ("TBRL"), operator of the Timber Lodge Steakhouse family-style restaurants (NASDAQ:TBRL), announced that they have entered into a Letter of Intent, pursuant to which GBFC has proposed to acquire one hundred percent of the issued and outstanding capital stock of TBRL (the "Proposed Transaction").

         Under the terms of the Letter of Intent, each share of TBRL stock will be converted into the right to receive .8276 shares of GBFC common stock together with cash in lieu of any fractional shares, which equates to $9.00 per share for TBRL's stock based upon an average closing price of $10.875 for GBFC's stock. GBFC and TBRL have collared the exchange ratio between $12.875 and $8.875 per share of GBFC stock. The adjustment factor is designed to insure that the market


                                     -more-

GB FOODS CORPORATION AND TIMBER LODGE STEAKHOUSE, INC. ANNOUNCE THE EXECUTION OF
--------------------------------------------------------------------------------
A LETTER OF INTENT WHEREBY GB FOODS WILL ACQUIRE ALL OF THE OUTSTANDING CAPITAL
-------------------------------------------------------------------------------
STOCK OF TIMBER LODGE STEAKHOUSE, INC.
--------------------------------------
Page 2


value of the shares of GBFC to be issued to TBRL's shareholders is not less than $7.34 nor more than $10.66 per share of TBRL common stock. The market value is to be determined based on the average closing price of GBFC common stock during the ten day trading period ending on the second business day prior to the Closing. Below $8.875, GBFC may make up the difference in additional shares at its option and above $12.875 per share TBRL shareholders would have the exchange ratio reduced pro rata.

         The Proposed Transaction is subject to certain conditions, including
(i) each party's due diligence investigation; (ii) Fairness Opinions; (iii) the execution of definitive acquisition agreements; (iv) approvals from the respective Boards of Directors and shareholders of GBFC and TBRL; (v) the parties obtaining all regulatory approvals; and, (vi) the purchase by TBRL from CKE Restaurants, Inc. (NYSE:CKR) or its affiliate of between twelve (12) and twenty (20) JB's Restaurants for conversion to Timber Lodge Steakhouse restaurants. It is the intention of GBFC and TBRL that the Proposed Transaction be accounted for as a pooling of interests.

         TBRL, located in St. Louis Park, Minnesota, owns and operates sixteen
(16) casual dining steakhouse restaurants in Minnesota, Wisconsin, Illinois, Western New York and South Dakota, including eight (8) in the greater Minneapolis/St. Paul metropolitan area. The Timber Lodge Steakhouse restaurants specialize in providing high quality USDA choice steak dinners at outstanding values and with uncompromising service. Its menu also includes Atlantic salmon, baby-back ribs,

                                     -more-

GB FOODS CORPORATION AND TIMBER LODGE STEAKHOUSE, INC. ANNOUNCE THE EXECUTION OF
--------------------------------------------------------------------------------
A LETTER OF INTENT WHEREBY GB FOODS WILL ACQUIRE ALL OF THE OUTSTANDING CAPITAL
-------------------------------------------------------------------------------
STOCK OF TIMBER LODGE STEAKHOUSE, INC.
--------------------------------------
Page 3

Canadian walleye and slow-roasted prime rib. TBRL's revenues for the quarter ending September 10, 1997 were $6,335,297 compared to $4,155,907 for the year earlier quarter in 1996. Net income for the same quarter was $275,097 in 1997 compared to $198,245 for 1996.

         Dermot F. Rowland, Chairman and CEO of TBRL stated, "We are very excited about joining with Green Burrito and its affiliated companies. Bill Foley's success in the restaurant industry speaks for itself and we look forward to working with Bill to expand our market presence and reduce our expenses through operating synergies."

         William P. Foley, II, Chairman of GBFC said "By acquiring twelve to twenty JB's Restaurants and converting them to Timber Lodge restaurants in western states such as Arizona, Idaho, Utah and New Mexico, Timber Lodge will rapidly grow from a sixteen unit chain to a twenty-eight to thirty-six unit chain. We anticipate that this rapid growth combined with the excellent quality of Timber Lodge's food, service and facilities will position the Company to become a consolidator in the casual dining steakhouse restaurant segment while it continues to grow Green Burrito's existing business through the very successful Carl's Jr./Green Burrito dual-concept restaurants. We believe this will be a dynamic combination."

         Headquartered in Anaheim, California, GBFC, along with its franchisees, operates 185 Green Burrito restaurants in eight (8) states, predominantly California and Arizona. The Green Burrito menu includes a selection of combination platters that feature enchiladas, tacos and, of course, a variety of delicious burritos.

                                     -more-

GB FOODS CORPORATION AND TIMBER LODGE STEAKHOUSE, INC. ANNOUNCE THE EXECUTION OF
--------------------------------------------------------------------------------
A LETTER OF INTENT WHEREBY GB FOODS WILL ACQUIRE ALL OF THE OUTSTANDING CAPITAL
-------------------------------------------------------------------------------
STOCK OF TIMBER LODGE STEAKHOUSE, INC.
--------------------------------------
Page 4

         "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the description contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.

                                      # # #